Exhibit 10.6.14
SECOND AMENDMENT AND EXTENSION TO LEASE
     This Agreement made this 22nd day of October, 2007, by and between MERRITT 7 VENTURE L.L.C., a Delaware limited liability company having an office and place of business c/o Albert D. Phelps, Inc., 401 Merritt 7, Norwalk, Connecticut 06851 (hereinafter called “Landlord”) and HARRIS INTERACTIVE INC., a corporation having a place of business at 101 Merritt 7, Norwalk, Connecticut 06851 (hereinafter called “Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a written lease dated March 27, 2001, as amended by First Amendment of Lease dated January 21, 2005, collectively (the “Lease”) pursuant to which Tenant demises certain space (the “Premises”) consisting of 14,211 gross leasable square feet on the Third Floor in the Building known as Building 101, Merritt 7 Corporate Park, Norwalk, Connecticut, for an initial term scheduled to expire on May 20, 2008; and
     WHEREAS, the parties desire to amend, modify and extend the Lease upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual conditions and covenants contained hereunder, the Lease is hereby amended and extended as follows:
     1. The term of the Lease is hereby extended for seven (7) years and ten (10) days from May 21, 2008 through May 31, 2015 (the “Extended Term”) upon and subject to all of the covenants, agreements, terms, provisions, and conditions set forth in the Lease (excluding such covenants, agreements, terms, provisions and conditions as are inapplicable and except as hereinafter modified), so that said term shall end on May 31, 2015 or on such earlier date upon which said term, as hereby extended were the term originally granted with respect to the Premises demised under the Lease.
     2. The Fixed Rent payable under Section 1.04 of the Lease for the Extended Term shall be as follows:
     (a) At the rate of $319,747.50 per annum (which is calculated at the rate of $22.50 per gross leasable square foot) from May 21, 2008 through May 20, 2010; and
     (b) At the rate of $333,958.50 per annum (which is calculated at the rate of $23.50 per gross leasable square foot) from May 21, 2010 through May 20, 2012; and
     (c) At the rate of $348,169.50 per annum (which is calculated at the rate of $24.50 per gross leasable square foot) from May 21, 2012 through May 20, 2014; and
     (d) At the rate of $383,697.00 per annum (which is calculated at the rate of $27.00 per gross leasable square foot) from May 21, 2014 through May 31, 2015.

     Such Fixed Rent shall be payable together with the cost of Tenant’s electrical consumption at the rate set forth in Paragraph 3 hereof, subject to further adjustments as provided in Article 24, (“Electrical Energy”), of the Lease, plus payment of Tenant’s pro rata share of operating expenses at its then current rate, subject to further adjustments as provided in Article 26 of the Lease.
     3. Effective May 21, 2008, during the Extended Term, all references to “$1.50 per square foot per annum” set forth in Article 24 of the Lease are deleted and are replaced by “$1.75 per square foot per annum.
     4. Article 37 of the Lease is omitted in its entirety, and the following Article is substituted in its stead:
ARTICLE 37
Tenant’s Option to Extend Term
     Section 37.01 Provided that Tenant is not then in default under the terms of this Lease beyond any applicable cure periods and further provided that no portion of the Premises is then being sublet by Tenant, Tenant may, at Tenant’s option, extend the term of this Lease for additional period of five (5) years (the” Further Extended Term”) commencing on the date following the expiration of the Extended Term, such option to e exercised by Tenant giving formal written notice thereof to Landlord by United States registered or certified mail, return receipt requested, not later than twelve (12) months prior to the expiration of the Extended Term, TIME IS OFF THE ESSENCE. If Tenant fails to give said notice as above provided, it shall be deemed without further notice or agreement between the parties hereto that Tenant elected not to exercise said option. If Tenant timely exercises its option to extend the term, then if this Lease shall be extended for a period of five (5) years commencing on the date following the expiration of the Extended Term. Except as hereinafter provided, the Further Extended Term shall be upon all the covenants, agreements, terms, provisions and conditions of this Lease (except such covenants, agreements, terms, provisions and conditions of this Lease as shall be inapplicable or irrelevant.)
     (a) During the Further Extended Term, the annual rental shall be greater of (i) the Fixed Rent in effect during the last year of the Extended Term plus the additional rent as provided in Articles 24 and 26 at the then current rate by reason of the then current operating expenses of the Building and then current electrical consumption by Tenant; or (ii) the fair rental value of the Premises as determined pursuant to this Article.
     (b) The fair rental value of the Premises to be determined in fixing the rental for the Further Extended Term, by agreement of the parties, shall be based upon the fair rental value of the Premises as of the end of the Extended Term. There shall be taken into account the then current rentals and terms of comparable space in the Building and in comparable buildings in the same rental area, except that consideration shall also be given to any special features of the Building and other buildings such as floor sizes, hours of operation of building services, and special amenities and due consideration shall be given for no concessions, no additional tenant improvements or no tenant’s allowance.
     (c) Landlord shall notify Tenant at least two hundred seventy (270) days prior to the expiration of the Extended Term of Landlord’s determination of fair rental. If Landlord and Tenant cannot agree at least one hundred eighty (180) days prior to expiration of the Extended Term as to the fair rental, then in such event either party may elect to have such rent determined by appraisal in the manner set forth in the paragraph (d) below.
     (d) In the event that Landlord and Tenant are unable to agree as to the fair rental value on the effective commencement date of the term applicable thereto, such fair rental value shall be determined by appraisal as follows:
          (i) Tenant shall appoint a disinterested person who is an MAI appraiser with at least (10) years’ experience in appraising major office buildings (and their rental values) in the State of Connecticut as an appraiser on its behalf and shall notify Landlord as to the name of the person so appointed. Within fifteen (15) days after the giving of said notice, Landlord shall, by notice to Tenant, appoint a second disinterested person possessing like qualifications as the appraiser on its behalf. If the appraisers thus appointed cannot reach agreement on the fair market annual rental annual rental value within thirty (30) days after the appointment of the second appraiser, then the two appraisers thus appointed shall appoint a third disinterested person possessing the aforesaid qualifications and such third appraiser shall alone determine the question presented as promptly as possible, provided that if the fair market annual rental value determined by such third appraiser shall exceed the higher of the annual rental value determinations of the first and second appraisers or shall be less than the lower of such annual rental value determinations of such annual rental value determinations, then the determination of such third appraiser shall be disregarded and the appraisal next closest in amount to such third appraisal shall instead determine said fair rental value.
          (ii) Tenant and Landlord shall be entitled to present evidence and arguments to be appraisers(s).
          (iii) The appraisers or appraiser, as the case may be, shall be required to give written notice to Tenant and Landlord stating their or his determination, and shall furnish to Tenant and Landlord a signed copy of such determination.
          (iv) Tenant and Landlord shall pay the costs and expenses of the appraiser appointed by it and one half of the other expenses of the appraisal procedure incurred hereunder.
     (e) In the event that the fair rental value has not been determined as hereinabove provided by the commencement of the Further Extended Term, then Tenant shall pay the amount provided for in Section 37.01a(i), and after the determination of such fair rental value as herein provided, Tenant shall make any further payments to Landlord as a result of such determination.”
     5. Upon the commencement of the Extended Term, Landlord shall pay Tenant TWENTY-FIVE DOLLARS AND XX/100 ($25.00) per gross leasable square foot ($355,275.00) as a one-time lump sum retrofit work allowance (“Tenant’s Allowance”) for Tenant’s discretionary use.
     (b) Notwithstanding the provisions of (a) above, upon request of Landlord, provided the cost of the retrofit work exceeds the Tenant’s Allowance, Tenant shall assign to Landlord’s contractor, ADP Service Corp., (which contractor shall complete said retrofit work based upon a separate agreement with subcontractor work awarded based on competitive bidding) Tenant’s full retrofit work allowance so that Landlord shall make payment in the amount of said allowance directly to said Landlord’s contractor. In the event Tenant’s retrofit work costs less than Tenant’s Allowance, Tenant shall assign to ADP Service Corp. the partial amount of Tenant’s Allowance equivalent to the cost of said work and the balance of Tenant’s Allowance shall be paid to Tenant directly or credited against Fixed Rent.
     6. Article 38 of the Lease is omitted in its entirety, and the following is substituted in its stead:
“ARTICLE 38
One time Right of First Offer
Section 38.01 (a) Subject to the prior rights of an existing tenant, which rights are set forth in subsection (b) hereof, if at any time during the term of this Lease, any contiguous space on the Third Floor of the Building becomes available for leasing (the “Option Space”), then, and provided Tenant is not then in default under the terms of this Lease, Landlord shall grant to Tenant a ten (10) business day right of first offer for such Option Space and Tenant shall accept Landlord’s offer in writing within ten (10) business days of receipt of such written offer. If Landlord and Tenant are unable to mutually agree in writing on all of the terms for a lease (rental to be the fair rental value as defined in Article 37 hereof) of the Option Space within ten (10) business days after receipt of notice by Landlord of Tenant’s notice accepting Landlord’s offer, Landlord shall be free to offer such space to any third party and to conclude a leasing transaction with any third party upon any terms and conditions which Landlord deems appropriate, and Tenant shall have no further rights as to said offered space, unless the terms upon which Landlord offered such space to Tenant become materially more favorable, in which case, Tenant shall again have its right of first offer in accordance with the provisions of this paragraph.
     (b) Webloyalty has first offer rights to lease space on the Third Floor of Building 101, which space exceeds 4,000 s.f. The first offer rights of Webloyalty are effective from July 1, 2009 through January 1, 2011.”

     7. Landlord and Tenant covenant, warrant and represent to each other that no broker was instrumental in consummating this Second Amendment and Extension to Lease and that no conversations or prior negotiations were had with any broker concerning the extension of the term of the Lease other than CB Richard Ellis, Inc. Tenant agrees to indemnify and hold Landlord harmless from all claims, losses, damages, liabilities, costs and expenses, including legal fees, arising out of or in connection with any breach by Tenant of the foregoing representation.
     8. (a) Except as modified by this Second Amendment and Extension to Lease, the Lease and all the covenants, terms, agreements, conditions and provisions thereof are hereby, in all respects, ratified and confirmed.
     (b) This Second Amendment and Extension to Lease shall be binding upon and injure to the benefit of the parties hereto, their respective successors, permitted assigns and legal representatives.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment and Extension to Lease as of the date first above written.

WITNESS:	MERRITT 7 VENTURE L.L.C.

\s\ illegible	By:	\s\ illegible
Margaret L. Egan

\s\ illegible	By:	\s\ illegible John P. Crosby

HARRIS INTERACTIVE INC.

\s\ illegible	By:	\s\ illegible

\s\ illegible	By:	\s\ illegible

STATE OF CONNECTICUT	)
)ss:
COUNTY OF FAIRFIELD	)
     On this 22nd day of October, 2007, before me, personally appeared John P. Crosby who acknowledged himself to be a Representative of the Executive Committee of MERRITT 7 VENTURE L.L.C., a Delaware limited liability company, and that he as such Representative of the Executive Committee being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as a Representative of the Executive Committee.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

\s\ illegible Notary Public
My commission expires:

STATE OF NEW YORK	)
)ss:
COUNTY OF NEW YORK
     On this 29 day of October, 2007, before me, personally appeared Margaret L. Egan who acknowledged herself to be a Representative of the Executive Committee of MERRITT 7 VENTURE L.L.C., a Delaware limited liability company, and that she as such Representative of the Executive Committee being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by herself as a Representative of the Executive Committee.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

\s\ illegible Notary Public
My commission expires:

STATE OF NEW YORK	)
)ss:
COUNTY OF MONROE	)
     On this 19 day of October, 2007, before me, personally appeared Gregory T. Novak who acknowledged himself to be the President and CEO of HARRIS INTERACTIVE INC., a corporation, and that he as such President and CEO being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as President and CEO.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

\s\ illegible Notary Public
My commission expires: 2/13/2010

STATE OF NEW YORK	)
)ss:
COUNTY OF MONROE	)
     On this 19 day of October, 2007, before me, personally appeared Ronald E. Salluzo who acknowledged himself to be the Chief Financial Officer of HARRIS INTERACTIVE INC., a corporation, and that he as such Chief Financial Officer being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as Chief Financial Officer.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

\s\ illegible Notary Public
My commission expires: 2/13/2010